Exhibit 10.21

Employment Contract

between

EPAM Systems (Switzerland) GmbH

c/o Dufourstrasse 56

8034 Zurich

(hereafter referred to as “Employer”)

and

Balazs Fejes

Felsenrainstrasse 29,

8052 Zurich

(hereafter referred to as “Employee”)

(together the “Parties”)

1.	Commencement Dat

1.1

This employment contract (“Agreement”) shall enter into effect as of 15th of June, subject to the issuing of a work permit by the Swiss authorities. The employment relationship is concluded for an indefinite term.

2.	Position

2.1	The Employer shall appoint the Employee as General Manager.

3.	Duties and Responsibilities

3.1	The Employee’s area of responsibilities consists, in accordance with the target objectives, predominantly of the following:

a)	The Managing Director shall design, develop and implement the strategic plan for EPAM Switzerland in the most cost effective and time efficient manner.

b)	The Managing Director will be responsible for both the day-to-day running of EPAM Switzerland and developing business plans for the long term future of EPAM Switzerland.

c)	The Managing Director shall be liable towards the company for any damages caused by him, in accordance with the provisions of the Companies Act.

d)	The Managing Director Shall perform his task with the highest possible standards of due care and diligence to be generally expected of those in same or similar positions; unless provided otherwise by applicable laws, the Managing Director shall give priority to the interests of the company.

EMPLOYMENT CONTRACT EPAM SYSTEM (SWITZERLAND) GMBH	2

e)	The Managing Director shall make all the decisions which are necessary in connection with the management of the company other than those conferred by laws or the articles of association under the competence of the members’ meeting or the body of the company

f)	The Managing Director shall represent the Company vis-a-vis third parties and before the court and other authorities in accordance with the provisions of the articles of association

g)	The Managing Director shall exercise the employer’s rights over the employees of EPAM Switzerland in accordance with the provisions of the articles of association and the resolutions of the members’ meeting

3.2	The Employee shall devote his/her best efforts and all of his/her business time to the performance of his/her duties and responsibilities under this Agreement and shall perform them faithfully, diligently and consistent with the policies and interests of the Employer.

3.3	The Employer’s Handbook, any internal regulations and other regulations concerning the employment relationship form an integrated part of this Agreement.

4.	Base Salary

4.1	The Employee is entitled to a base salary in the amount of CHF 176,400.-(annual salary) gross, which shall be payable to the Employee’s account in twelve equal instalments of CHF 14,700.- (monthly salary) gross, at the end of each calendar month in arrears.

4.2	Employer may make the following deductions:

•	all legal deductions in relation to social security contributions;

•	tax at source (as applicable)

•	all other deductions agreed with the Employee.

4.3	If the employment hereunder starts or ends during or before the end of a calendar year, the salary shall be paid on a pro rata basis.

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5.	Bonus

5.1	In addition to his/her salary as described in Section 5, the Employee may be eligible to receive a performance-related annual bonus. The criteria to any bonus payment shall be defined separately.

5.2	The Employee hereby acknowledges that he/she is not entitled to a bonus as paid out in the previous year nor otherwise to a bonus payment.

6.	Expenses

6.1	The Employer shall reimburse the Employee on presentation of appropriate receipts for expenses in accordance with the Employer’s expense payment rules.

7.	Working Hours and Holidays

7.1	The Employee shall work on a 100% basis for the Employer but at least 42 hours per week. The amount of working hours is defined by the needs of the execution of the function of the Employee.

7.2	Any overtime compensation is included in the Employee’s compensation package as set out in this Agreement.

8.	Vacation

8.1	The Employee shall be entitled to 20 working days of vacation per calendar year. Working days are all calendar days except Saturdays, Sundays and all official Swiss holidays.

8.2	The Employer’s interest must be taken into account when setting the dates for vacation.

9.	Term of Employment, Probation Period, Notice of Termination

9.1	The first three (3) months are considered to be a probation period. Within the probation period the employment contract may be terminated at any time with a notice period of seven (7) days.

9.2	After the expiration of the probation period the employment contract may be terminated in accordance with Article 335c of the Swiss Code of Obligations (“CO”) (termination at the end of a month, during the first year of service with a notice period of one month; in the second and up to and including the ninth year of service with a notice period of two months; and thereafter with a notice period of three months).

9.3	Any termination notice shall require written form.

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10.	Restraints on Competition

10.1	The Employee undertakes to abstain worldwide from any activity in competition with the Employer during the course of this employment relationship. The Employee undertakes in particular not to participate directly or indirectly in an undertaking, which develops, produces, distributes or provides the same or similar products and/or services as those of the Employer or the Employer’s group undertakings, nor to take any part-or full-time employment nor any independent consultancy or representation work for such an undertaking.

11.	Confidentiality Obligation

11.1	Any information, data and/or fact concerning the Employer, its business activities, owners, customers, or other contractual partners which the Employee becomes aware in the course of or in connection with performing his/her work and the disclosure of which is likely to violate the justified economic, financial or legal interest of the Employer, shall qualify as business secret, including but not limited to, the following:

a)	financial information (i.e. business plans, accounting, debt settlement, investors, asset, pricing, tender offers);

b)	legal information (i.e. contracts, litigations, negotiations, intellectual properties, internal organization);

c)	marketing information (i.e. client information, strategies, advertising);

d)	employer’s information (i.e. personnel files, payroll, benefits, performance appraisal and other personal employee information); and

e)	industrial information (i.e. technological processes, technical solutions, manufacturing processes, logistical methods).

11.2	The Employee shall treat all information qualifying as the Employer’s business secret confidentially for an unlimited period of time and shall not disclose or make them available to any unauthorized person without the prior written consent of the Employer. The Employee may only use such information directly for the purposes of performing his/her work.

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12.	Return of Documents and Data

12.1	In case of termination of the employment relationship, the Employee shall return all business papers, documents, business files and all other data (including electronic data) relating to the Employer, the business of the Employer and the clients of the Employer to the Employer. Making duplicates or copies of such documents and data, also in electronic from, for private or other purposes shall be forbidden.

13.	Work Products

13.1	The rights to all work products and all know-how which the Employee has either brought into existence in connection with the performance of his/her work-related activity or which he/she has contributed towards (“Work Products”), shall remain solely with the Employer and/or shall be assigned and transferred by the Employee to the Employer.

13.2	The Employee herewith agrees that the Employer is entitled to dispose all the Work Products without restrictions.

13.3	Any discovery, invention, procedure, idea, concept, or improvement of a procedure, irrespectively from the fact whether it is subject to patent, trade sample, trademark or copyright protection invented or discovered by the Employee within the framework of the present employment relationship or any other service performance concerning to it, further during the service performance for any subsidiaries or joint-companies being in business relationship with the Employer, shall fall under the exclusive ownership of the Employer, or its subsidiary or joint-company indicated by the Employer.

13.4	If it is necessary, the Employee shall be obliged (not just during the term of this employment relationship, but after the termination of it also) to make announcement(s) falling under the protection of trademark, patent, copyright or similar protection at the expenses of the Employer or a third person indicated by the Employer, or joining to this/these announcement(s) in the country(ies) defined by the Employer in connection with all discovery, invention, idea, concept or improvement, and do his/her best for the sake of obtaining these right for the benefit of the Employer or a third person defined by the Employer.

14.	Amendments

14.1	Any amendment or addition to this Agreement shall be valid only if executed in writing by the Parties.

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15.	Severability

15.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be or become incomplete, this shall not affect the validity of the other contractual provision. The invalid or unenforceable provisions shall be replaced by, and the gap shall be filled with such valid and enforceable provisions which the Parties consider, in good faith, to match as closely as possible the invalid, unenforceable or missing provisions and attaining the same or a similar economic effect.

16.	Governing Law and Jurisdiction

16.1	This Agreement shall be governed and construed by the laws of Switzerland (without reference to its conflict of law provisions).

16.2	Any dispute arising out or in connection with this Agreement shall be submitted to the competent courts at the place of the Employer’s registered seat.

Zurich, 2009.08.01	Zurich, 06.08.09
Place/Date	Place/Date

EPAM Systems (Switzerland) GmbH

/s/ Balazs Fejes	/s/ Dr. Andreas Hünerwadel
Balazs Fejes	Dr. Andreas Hünerwadel